Exhibit 10.1

AMENDMENT NO. 1
to

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

April 26, 2011

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Employment Agreement dated December 17, 2008 (the “Employment Agreement”) between LINN OPERATING, INC., a Delaware corporation (the “Company”), and ARDEN L. WALKER, JR. (the “Employee”) is effective, subject to the terms set forth below, as of the date first set forth above (the “Effective Date”) on the terms set forth herein.  LINN ENERGY, LLC, a Delaware limited liability company, and the one hundred percent (100%) parent of the Company (“Linn Energy”), is joining in this Amendment as it is a party to the Employment Agreement for the limited purposes of reflecting its agreement to the matters set forth therein as to it, but its joinder in this Amendment is not intended to make Linn Energy the employer of the Employee for any purpose.  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, Employee has been promoted to the office of Executive Vice President and Chief Operating Officer and accordingly, the parties, intending to be legally bound, agree as follows:

1.	Section 1.1 of the Employment Agreement is hereby amended in its entirety and replaced by the following:

1.1
Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under the Employment Agreement, as amended by this Amendment.  During the Employment Term, the Employee will serve each of the Company and Linn Energy as Executive Vice President and Chief Operating Officer. In such capacity, the Employee will report to the President and Chief Executive Officer of the Company and Linn Energy (“CEO”) and otherwise will be subject to the direction and control of the Board of Directors of Linn Energy (including any committee thereof, the “Board”), and the Employee will have such duties, responsibilities and authorities as may be assigned to him by the CEO from time to time and otherwise consistent with such position in a publicly traded company comparable to Linn Energy which is engaged in oil and natural gas acquisition, development and production.

2.	Section 3.1 of the Employment Agreement is hereby amended by replacing the “not less than $240,000” in the second line thereof with the phrase “not less than $415,000”.

3.	Section 6.4(b) of the Employment Agreement is hereby amended as follows:

a.	In Section 6.4(b)(i) by replacing the phrase “will be equal to two times the sum of” in the first sentence thereof with the phrase “will be equal to two and a half times the sum of”.

b.
In Section 6.4(b)(ii) by replacing the first sentence thereof with the following: “The Company will pay the same COBRA Coverage described in Section 6.4(a)(iii), except that the term of the Medical Benefits following the Benefit Measurement Date, with respect to both the Employee’s right to participate in a health insurance policy as set forth in Section 6.4(a)(iii) and the Company’s Medical Reimbursement obligation as set forth in Section 6.4(a)(iv), shall be twelve (12) months instead of (6) months.”

4.	The provisions of the Employment Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms following the effective date of this Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

LINN OPERATING, INC.

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.

For the limited purposes set forth herein:

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer